Exhibit 99.1

ConocoPhillips Reports Third-Quarter Earnings of $1.5 Billion or $1.00 Per Share

Year-to-date E&P production up more than 5 percent

HOUSTON--(BUSINESS WIRE)--October 28, 2009--ConocoPhillips (NYSE:COP):

Highlights

  Third-quarter earnings of $1.5 billion, or $1.00 per share, a decrease of 71 percent, compared with the same period in 2008
  E&P production up more than 5 percent year to date, with international crude oil projects adding approximately 130,000 BOE per day
  Ramp up of SAGD oil sands projects with quarterly production of more than 50,000 BBLs per day and approval to expand the Christina Lake development
  Exploration success with the Tiber discovery and Eagle Ford shale play
  San Francisco hydrocracker commissioned in late September

ConocoPhillips (NYSE:COP) Chairman and Chief Executive Officer Jim Mulva commented, “We operated very well during the third quarter, with E&P production and R&M refinery utilization rates higher than a year ago. Through September year to date, our E&P production has increased nearly 100,000 BOE per day, or more than 5 percent, compared with the same period in 2008.”

Year-to-date production in Exploration and Production (E&P) was 1.86 million barrels of oil equivalent (BOE) per day, compared with 1.76 million BOE per day in the same period of 2008. The increase was mainly due to new production from major project developments in the United Kingdom, Russia, China, Canada, Vietnam and Norway. Production also increased due to higher operating efficiency and lower production sharing and royalty volumes, partially offset by base field decline and planned downtime.

For the quarter, total production, including the company’s share of LUKOIL, was 2.2 million BOE per day and worldwide refining crude oil capacity utilization rate was 90 percent. Third-quarter production was impacted by the partial shut-in of the Ekofisk field in Norway due to the previously communicated platform incident. Ekofisk resumed full operations in mid-September.

Mulva added, “Although we operated well, we were adversely impacted by low North American natural gas prices and worldwide refining margins, which led us to curtail approximately 300 MMCFD of natural gas production starting in late August and reduce refinery runs. During the quarter, R&M returned to positive earnings, and both R&M and Chemicals continue to benefit from low utility costs. In addition, for the third consecutive quarter, our operating costs were down compared with 2008, and our full-year cost reduction target of $1.4 billion has been achieved.

“Our refocused exploration program is delivering strong results so far this year. During the third quarter, the BP-operated Tiber discovery was announced. This is our second discovery in the Lower Tertiary play in the Gulf of Mexico this year, and we are currently drilling the Rickenbacker prospect. In the Eagle Ford shale play, we have seen encouraging drilling results and are pleased with our large acreage position. Off the northwest coast of Australia, although the Kontiki well, which tested a separate structure in the Browse Basin, was unsuccessful, the basin remains promising and we are continuing with appraisal of our Poseidon discovery. Finally, during the quarter we executed new agreements for exploration opportunities in Indonesia, coalbed methane in China, and shale gas in Poland.”

The company progressed major projects during the quarter with the approval of plans to expand the Christina Lake development in Canada, site selection for the LNG plant in the APLNG Australian joint venture, and the expected fourth-quarter startup of the North Belut E&P development in Indonesia. At the joint venture Wood River refinery in Roxanna, Ill., construction continued on the CORE project, which is expected to be completed in 2011. Finally, in the third quarter the competitive position of the company’s refinery in Rodeo, Calif., was improved with the startup of a new hydrocracker unit.

ConocoPhillips’ third-quarter earnings were $1.5 billion, or $1.00 per share, compared with earnings of $5.2 billion, or $3.39 per share, for the same quarter in 2008. Cash from operations for the quarter was $2.9 billion and the company raised $0.7 billion from asset dispositions. The capital program was $2.9 billion and dividends of $0.7 billion were paid. Debt was $30.5 billion, including a $0.5 billion increase attributable to redemption of the noncontrolling interest in Ashford Energy Capital S.A. The company’s debt-to-capital ratio was 33 percent.

Based on current commodity prices and margins, the company expects fourth-quarter cash from operations to continue to improve, and, in response to increased demand, the Humber, U.K. and Lake Charles, La. refineries will resume production of premium coke. In addition, the liquidation of discretionary physical inventory positions built during the year in response to contango market conditions is expected to benefit fourth-quarter cash flow and earnings by approximately $1.5 billion and $150 million, respectively. These positions have negatively impacted working capital and earnings year to date.

The company recently announced plans to strengthen its financial position and enhance returns on capital through a combination of portfolio rationalization and reduced capital expenditures. To accelerate the reduction in the debt-to-capital ratio, the company plans to sell approximately $10 billion in assets during 2010 and 2011. Additionally, the capital program will be reduced from $12.5 billion in 2009 to $11 billion in 2010. These actions are expected to improve returns and deliver long-term organic growth from a reduced, but more strategic, asset base. ConocoPhillips also announced a quarterly dividend of 50 cents per share, an increase of 6 percent in the dividend rate for the company's common stock.

2009 Financial Highlights

ConocoPhillips’ total third-quarter 2009 earnings were $1.5 billion, compared with $5.2 billion from the same period in 2008. The decrease was primarily due to the impact of significantly lower crude oil and natural gas prices, as well as refining margins. Prices, margins and other market impacts decreased earnings by approximately $4.4 billion after-tax. The decrease was partially offset by higher E&P volumes and cost reduction benefits of more than $0.4 billion after-tax across the company.

Earnings*	Millions of Dollars
	Third-quarter		Year-to-date
	2009	2008	2009	2008
Exploration and Production	$978	3,928	$2,403	10,814
Midstream	62	173	216	472
Refining and Marketing	99	849	252	2,033
LUKOIL Investment	545	438	1,275	1,922
Chemicals	104	46	194	116
Emerging Businesses	(2)	35	-	55
Corporate and Other	(283)	(281)	(699)	(646)
ConocoPhillips	$1,503	5,188	$3,641	14,766

*Net income attributable to ConocoPhillips

ConocoPhillips will host a conference call at 11 a.m. Eastern time today to discuss its quarterly results and provide a status update on operational and strategic plans. To listen to the conference call and to view related presentation materials, go to www.conocophillips.com and click on the “Investor Information” link. For detailed supplemental information, go to www.conocophillips.com/EN/investor/financial_reports/earnings_reports/Pages/index.aspx.

ConocoPhillips is an international, integrated energy company with interests around the world. Headquartered in Houston, the company had approximately 30,100 employees, $152 billion of assets, and $142 billion of annualized revenues as of September 30, 2009. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS

OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve, and potential delays in achieving, expected reserves or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory activities; potential disruption or unexpected technical difficulties in developing new products and manufacturing processes; potential failure of new products to achieve acceptance in the market; unexpected cost increases or technical difficulties in constructing or modifying company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions and exchange controls; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
ConocoPhillips
Anna Kaplan, 281-293-3992 (media)
or
Diana Santos, 281-293-1674 (investors)